Exhibit 99.1

News Release

FOR
IMMEDIATE RELEASE

Contacts:   Chuck Coppa, CFO or Lyle Jensen, CEO
    GreenMan Technologies, 800-526-0860

GreenMan Technologies, Inc.’s Inactive Georgia Subsidiary Files Chapter 7

SAVAGE, Minnesota – June 27, 2008 -- GreenMan Technologies, Inc. (OTCBB: GMTI), a leading regional tire recycler and emerging leader in patented cold-cure recycled rubber molded products, announced that its inactive GreenMan Technologies of Georgia, Inc. subsidiary has filed a voluntary petition under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court, Middle District of Georgia.

As previously disclosed, due to significant continued operating losses, GreenMan Technologies of Georgia, Inc. ceased operations during early 2006 and disposed of all remaining assets in March 2006. All of the proceeds received from that disposition of assets were retained by our secured lender and GreenMan Technologies of Georgia, Inc. has no assets. As a result of this filing, and the ultimate deconsolidation of the subsidiary from GreenMan Technologies, Inc. for financial reporting purposes the Company anticipates recognizing a one-time, non-cash miscellaneous gain from discontinued operations of approximately $2.4 million.  The Company does not anticipate any additional material impact to its business.

About GreenMan Technologies

GreenMan Technologies pursues technological processes and unique marketing programs to transform recycled materials into renewable fuel, alternative energy, recycled feedstock, and innovative recycled products.  Over twelve million tires are collected and recycled annually into tire-derived fuel, tire-derived aggregate, and crumb rubber feedstock for playground, athletic track and field, and road surfacing.  Through GreenMan’s subsidiary, Welch Products, the company develops and markets branded products and services that provide schools and other political subdivisions viable solutions for safety, compliance, and accessibility. To learn more about all of the companies, please visit the following websites:

www.greenman.biz
www.welchproducts.com
www.nssi-usa.com
www.playtribe.com

"Safe Harbor" Statement: Under the Private Securities Litigation Reform Act
With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not be able to secure the financing necessary to return to sustained profitability, our ability to successfully integrate the recent Welch Products acquisition and realize the anticipated benefits, the possibility that we may not realize the benefits of product acceptance, economic, competitive, governmental, seasonal, management, technological and/or other factors outside the control of the Company, which are detailed from time to time in the Company's SEC reports, including the Quarterly Report on Form 10-QSB for the fiscal period ended March 31, 2008.  The Company disclaims any intent or obligation to update these "forward-looking" statements.